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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FOURTH QUARTER 2005
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of fourth quarter 2005 earnings, dated January 19, 2006.

        Statements in this Supplemental Financial Information release that refer to expectations as to future developments are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2004 Form 10-K filed with the SEC on March 16, 2005.

        Certain reclassifications have been made to the balances as of and for the quarters ended September 30, 2005 and December 31, 2004, to be consistent with classifications adopted for the quarter ended December 31, 2005.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

  Statements of Income

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
FFELP Stafford and Other Student Loans	$315	$270	$175	$1,015	$725
Consolidation Loans	760	677	432	2,500	1,365
Private Education Loans	204	174	99	634	336
Other loans	23	22	20	85	74
Cash and investments	90	70	75	276	233

Total interest income	1,392	1,213	801	4,510	2,733
Interest expense	1,002	829	469	3,059	1,434

Net interest income	390	384	332	1,451	1,299
Less: provisions for losses	65	12	32	203	111

Net interest income after provisions for losses	325	372	300	1,248	1,188

Other income:
Gains on student loan securitizations	241	—	—	552	375
Servicing and securitization revenue	80	(16)	142	357	561
Losses on investments, net	(7)	(43)	(12)	(64)	(49)
Gains (losses) on derivative and hedging activities, net	70	316	507	247	849
Guarantor servicing fees	21	36	29	115	120
Debt management fees	99	93	76	360	300
Collections revenue	48	42	34	167	39
Other	68	74	66	273	290

Total other income	620	502	842	2,007	2,485
Operating expenses:
Loss on GSE debt extinguishment and defeasance	—	—	118	—	221
Other operating expenses	297	292	269	1,138	895

Total operating expenses	297	292	387	1,138	1,116

Income before income taxes and minority interest in net earnings of subsidiaries	648	582	755	2,117	2,557
Income taxes(1)	216	150	104	729	642

Income before minority interest in net earnings of subsidiaries	432	432	651	1,388	1,915
Minority interest in net earnings of subsidiaries	1	1	1	6	1

Net income	431	431	650	1,382	1,914
Preferred stock dividends	8	7	3	22	12

Net income attributable to common stock	$423	$424	$647	$1,360	$1,902

Diluted earnings per common share(2)	$.96	$.95	$1.40	$3.05	$4.04

(1)	Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.
(2) Impact on GAAP diluted earnings per common share due to the implementation of EITF No. 04-8	$(.03)	$(.04)	$(.08)	$(.11)	$(.23)

        The following table provides the historical effect of our contingently convertible debt instruments ("Co-Cos") on our common stock equivalents ("CSEs") and after-tax interest expense in connection with the implementation of EITF No. 04-8 for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004:

	Quarters ended			Years ended
(in thousands)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
CSE impact of Co-Cos (shares)	30,312	30,312	30,312	30,312	30,312
Co-Cos after-tax interest expense	$13,685	$11,971	$7,125	$44,572	$21,405

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended December 31, 2005 Compared to Three Months Ended September 30, 2005

        For the three months ended December 31, 2005, our net income was $431 million ($.96 diluted earnings per share) versus net income of $431 million for the three months ended September 30, 2005. On a pre-tax basis, fourth quarter of 2005 income of $648 million was an 11 percent increase over $582 million earned in the third quarter of 2005. The reason that quarter over quarter pre-tax income increased whereas it was flat on an after-tax basis is due to the increase in the effective tax rate from 26 percent in the third quarter of 2005 to 33 percent in the fourth quarter of 2005. Fluctuations in the effective tax rate are driven by the permanent impact of the exclusion of the unrealized gains and losses on equity forward contracts for tax purposes. Under the Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these unrealized gains and losses are not recognized on a tax basis. In the fourth quarter of 2005, the unrealized gain on our outstanding equity forward contracts was $56 million, a decrease of $107 million versus the unrealized gain of $163 million recognized in the third quarter of 2005.

        When comparing the pre-tax results of the fourth quarter to the third quarter, there were several offsetting factors, the two largest of which were a $246 million decrease in the net gain on derivative and hedging activities, offset by an increase in securitization gains of $241 million. The net gains and losses on derivative and hedging activities primarily relate to the unrealized mark-to-market gains and losses on our derivatives that do not receive accounting hedge treatment. Unrealized derivative gains are primarily due to the effect of higher forward interest rates on the liability for outstanding Floor Income Contracts and to the effect of an increase in the value of our stock price on equity forward contracts. Forward interest rates rose in both the third and fourth quarters; however the increase was less in the fourth quarter resulting in less of a gain on the Floor Income Contracts. Likewise, the stock price of SLM Corporation increased in both the third and fourth quarters, but the absolute increase was less in the fourth quarter resulting in a smaller unrealized gain on our equity forward contracts in the fourth quarter. The $36 million decrease in losses on investments versus the prior quarter is primarily due to the $39 million leveraged lease impairment reserve recorded in the third quarter.

        The fourth quarter securitization gains were driven by two off-balance sheet securitizations, particularly a Private Education Loan securitization that had a pre-tax gain of $222 million or 15 percent of the amount securitized, versus no off-balance sheet transactions and consequently no gains in the third quarter of 2005. Also in the fourth quarter, we recorded impairment losses to our Retained Interests in securitizations of $65 million versus $171 million in the third quarter. These impairments were primarily the result of FFELP Stafford loans prepaying faster than projected due to the record amount of Consolidation Loan applications that were processed through our securitizations in the third quarter of 2005. Higher than projected Consolidations continued in the fourth quarter of

2005, but at a much lower rate than the third quarter. The reduction in impairment losses was the major factor in the $96 million increase in servicing and securitization revenue.

        During the fourth quarter we acquired $6.5 billion in student loans, including $1.5 billion in Private Education Loans. In the third quarter of 2005, we acquired $8.4 billion in student loans, of which $2.3 billion were Private Education Loans. In the fourth quarter of 2005, we originated $4.6 billion of student loans through our Preferred Channel compared to $7.2 billion originated in the third quarter of 2005.

Three Months Ended December 31, 2005 Compared to Three Months Ended December 31, 2004

        For the three months ended December 31, 2005, net income of $431 million ($.96 diluted earnings per share) was a 34 percent decrease from net income of $650 million for the three months ended December 31, 2004. On a pre-tax basis, fourth quarter of 2005 income of $648 million was a 14 percent decrease from $755 million earned in the fourth quarter of 2004. The larger percentage decrease in year-over-year, after-tax net income versus pre-tax net income is driven by the increase in the effective tax rate from 14 percent in the fourth quarter of 2004 to 33 percent in the fourth quarter of 2005. Fluctuations in the effective tax rate are driven by the permanent impact of the exclusion of the unrealized gains and losses on equity forward contracts for tax purposes. The year-over-year fluctuation in the effective tax rate was driven by an unrealized gain of $56 million on our outstanding equity forward contracts in the fourth quarter of 2005 versus an unrealized gain of $424 million in the fourth quarter of 2004.

        When comparing the pre-tax results of the fourth quarter of 2005 to the year-ago quarter, there were several offsetting factors, the two largest of which were a $437 million decrease in the net gain on derivative and hedging activities, partially offset by an increase in securitization gains of $241 million. The net gains and losses on derivative and hedging activities primarily relate to the unrealized mark-to-market gains and losses on our derivatives that do not receive accounting hedge treatment. Unrealized derivative gains are primarily due to the effect of higher forward interest rates on the liability for outstanding Floor Income Contracts and to the effect of an increase in the value of our stock price on equity forward contracts. Forward interest rates rose in both quarters; however the increase was greater in the year-ago quarter than in the current quarter resulting in a smaller unrealized gain on our Floor Income Contracts in the fourth quarter of 2005. In addition, the stock price of SLM Corporation rose in both quarters, but the absolute increase was lower in the fourth quarter of 2005 than in the year-ago quarter resulting in a smaller unrealized gain on our equity forward contracts when compared to the fourth quarter of 2004.

        As discussed above, securitization gains in the fourth quarter of 2005 were $241 million on two off-balance sheet transactions. In the fourth quarter of 2004 there were no off-balance sheet transactions and therefore no gains recognized. We incurred impairment losses in the fourth quarter of 2005 to our Retained Interests in securitizations of $65 million versus $19 million in the year-ago quarter that were primarily the result of FFELP Stafford loans prepaying faster than projected due to the continued high level of Consolidation Loan applications that were processed through our securitizations in the fourth quarter of 2005. The increase in year-over-year impairment losses was the major driver of the $62 million decrease in servicing and securitization revenue.

        The fourth quarter of 2005 also benefited from a higher average balance of student loans on-balance sheet that increased net interest income by $58 million, whereas net income for the fourth quarter of 2004 was negatively impacted by a $118 million pre-tax loss related to the repurchase and defeasance of $1.3 billion of GSE debt in connection with the GSE Wind-Down in fiscal year 2004.

        During the fourth quarter of 2005 we acquired $6.5 billion in student loans, including $1.5 billion in Private Education Loans. In the fourth quarter of 2004, we acquired $11.8 billion in student loans, of which $896 million were Private Education Loans. In the fourth quarter of 2005, we originated $4.6 billion of student loans through our Preferred Channel, an increase of 15 percent over the $4.0 billion originated in the fourth quarter of 2004.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        For the year ended December 31, 2005, our net income decreased by 26 percent to $1.4 billion ($3.05 diluted earnings per share) from net income of $1.9 billion ($4.04 diluted earnings per share) in 2004. On a pre-tax basis, income for the year ended December 31, 2005 decreased by 19 percent to $2.1 billion versus $2.6 billion in the year ended of 2004. The larger percentage decrease in net income from 2004 to 2005 is primarily due to the increase in the effective tax rate from 25 percent in the year ended 2004 to 34 percent in the year ended 2005, caused by unrealized gains and losses on equity forward contracts as described above. In the year ended 2005, we recognized unrealized gains on our outstanding equity forward contracts of $121 million versus unrealized gains of $759 million in the year ended 2004.

        The decrease in pre-tax income is primarily due to a $602 million decrease in the gain on derivative and hedging activities, which primarily relates to derivatives that do not receive hedge accounting treatment. Unrealized derivative gains are primarily due to the effect of higher forward interest rates on the liability for outstanding Floor Income Contracts and to the effect of an increase in the value of our stock price on equity forward contracts. Although forward interest rates rose more in 2005 than in 2004, the unrealized gains on our Floor Income Contracts were smaller in 2005 due to fewer contracts being in the money. The stock price of SLM Corporation increased in both 2005 and 2004, but the absolute increase was less in 2005 resulting in a smaller unrealized gain on our equity forward contracts in 2005.

        The year-over-year results were negatively impacted by impairments of our Retained Interests in securitizations of $260 million in 2005 versus $80 million for the year ended 2004. These impairments are recorded in the "servicing and securitization revenue" line item. The increase in impairment losses were partially offset by an increase in securitization gains of $177 million primarily caused by higher percentage gains on the 2005 Private Education Loan securitizations.

        The year-over-year increase in debt management fees and collections revenue of $188 million is primarily due to a full year impact of collections revenue from AFS, acquired in the third quarter of 2004 and overall growth in the contingency fee businesses. Positive impacts to pre-tax income were offset by the year-over-year increase in operating expenses of $243 million, primarily attributable to the expenses associated with three subsidiaries acquired in the second half of 2004: AFS, Southwest and SLFA.

        Net income for the year ended December 31, 2004 was also negatively impacted by a $221 million pre-tax loss related to the repurchase and defeasance of $3.0 billion of GSE debt in connection with the GSE Wind-Down in 2004.

        Our Managed student loan portfolio grew by $15.1 billion, from $107.4 billion at December 31, 2004 to $122.5 billion at December 31, 2005. This growth was fueled by the acquisition of $30.2 billion of student loans in the year ended 2005, a one percent increase over the $29.9 billion acquired in 2004. In the year ended 2005, we originated $21.4 billion of student loans through our Preferred Channel, an increase of 19 percent over the $18.0 billion originated in the year ended 2004.

NET INTEREST INCOME

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Interest income:
Student loans	$1,279	$1,121	$707	$4,149	$2,426
Other loans	23	22	20	85	74
Cash and investments	90	70	75	277	233
Taxable equivalent adjustment	3	1	3	5	9

Total taxable equivalent interest income	1,395	1,214	805	4,516	2,742
Interest expense	1,002	829	469	3,059	1,434

Taxable equivalent net interest income	$393	$385	$336	$1,457	$1,308

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended
	December 31, 2005		September 30, 2005		December 31, 2004
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
FFELP Stafford and Other Student Loans	$22,062	5.67%	$21,574	4.97%	$17,654	3.95%
Consolidation Loans	53,020	5.69	48,774	5.51	38,374	4.48
Private Education Loans	7,832	10.33	7,193	9.57	5,256	7.49
Other loans	1,106	8.29	1,036	8.40	1,029	7.80
Cash and investments	7,075	5.19	6,621	4.26	11,285	2.74

Total interest earning assets	91,095	6.08%	85,198	5.65%	73,598	4.35%

Non-interest earning assets	8,031		6,898		6,551

Total assets	$99,126		$92,096		$80,149

Average Liabilities and Stockholders' Equity
Short-term borrowings	$4,523	4.56%	$4,765	3.95%	$3,630	2.96%
Long-term borrowings	86,606	4.35	80,125	3.87	70,472	2.50

Total interest bearing liabilities	91,129	4.36%	84,890	3.87%	74,102	2.52%

Non-interest bearing liabilities	4,079		3,596		3,073
Stockholders' equity	3,918		3,610		2,974

Total liabilities and stockholders' equity	$99,126		$92,096		$80,149

Net interest margin		1.71%		1.80%		1.81%

	Years ended
	December 31, 2005		December 31, 2004
	Balance	Rate	Balance	Rate
Average Assets
FFELP Stafford and Other Student Loans	$20,720	4.90%	$19,317	3.76%
Consolidation loans	47,082	5.31	31,773	4.30
Private Education Loans	6,922	9.16	4,795	7.00
Other loans	1,072	8.04	1,004	7.72
Cash and investments	6,662	4.22	11,322	2.11

Total interest earning assets	82,458	5.48%	68,211	4.02%

Non-interest earning assets	6,990		6,497

Total assets	$89,448		$74,708

Average Liabilities and Stockholders' Equity
Short-term borrowings	$4,517	3.93%	$10,596	1.95%
Long-term borrowings	77,958	3.70	58,134	2.11

Total interest bearing liabilities	82,475	3.71%	68,730	2.09%

Non-interest bearing liabilities	3,555		3,195
Stockholders' equity	3,418		2,783

Total liabilities and stockholders' equity	$89,448		$74,708

Net interest margin		1.77%		1.92%

        The decrease in the net interest margin in the fourth quarter of 2005 versus the prior quarter and year-ago quarter is primarily due to fluctuations in the student loan spread as discussed under "Student Loans—Student Loan Spread Analysis." In addition to student loan spread related items, the net interest margin in the year-ago quarter was negatively impacted by the higher average balances of lower yielding short-term investments which were being built up during 2004 as additional liquidity in anticipation of the GSE Wind-Down.

Student Loans

        For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through borrower benefit programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread Analysis

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information is discussed in more detail in "Securitization Program—Servicing and Securitization Revenue" where we analyze the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "Lending Business Segment—Student Loan Spread Analysis—Managed Basis."

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
On-Balance Sheet
Student loan yield, before Floor Income	6.97%	6.39%	5.02%	6.22%	4.53%
Gross Floor Income	.12	.20	.55	.25	.73
Consolidation Loan Rebate Fees	(.66)	(.65)	(.64)	(.65)	(.58)
Offset Fees	—	—	—	—	(.03)
Borrower benefits	(.13)	(.04)	(.21)	(.11)	(.18)
Premium and discount amortization	(.18)	(.16)	(.13)	(.16)	(.13)

Student loan net yield	6.12	5.74	4.59	5.55	4.34
Student loan cost of funds	(4.35)	(3.85)	(2.46)	(3.69)	(2.01)

Student loan spread	1.77%	1.89%	2.13%	1.86%	2.33%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	.77%	(.23)%	1.20%	.81%	1.17%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.05	.07	.11	.06	.21

Servicing and securitization revenue	.82%	(.16)%	1.31%	.87%	1.38%

Average Balances
On-balance sheet student loans	$82,914	$77,541	$61,284	$74,724	$55,885
Off-balance sheet student loans	38,497	40,742	42,852	41,220	40,558

Managed student loans	$121,411	$118,283	$104,136	$115,944	$96,443

Discussion of Student Loan Spread—Effects of Floor Income and Derivative Accounting

        One of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. For the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004, we earned gross Floor Income of $26 million (12 basis points), $40 million (20 basis points) and $84 million (55 basis points), respectively. The reduction in gross Floor Income is primarily due to the increase in short-term interest rates. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for accounting hedge treatment and as a result the payments on the Floor Income Contracts are included on the income statement with "gains (losses) on derivative and hedging activities, net" rather than in student loan interest income. Payments on Floor Income Contracts associated with on-balance sheet student loans for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 totaled $26 million (12 basis points), $38 million (19 basis points) and $73 million (48 basis points), respectively.

        In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the "gains (losses) on derivative and hedging activities, net" line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread—Effects of Significant Events in the Quarters Presented

        There was a record level of Consolidation Loan activity in the second quarter of 2005 caused primarily by FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. In addition, borrowers were permitted for the first time to consolidate their loans while still in school. This unprecedented volume of Consolidation Loan requests resulted in a majority of the applications being processed in the third and fourth quarters. The increase to premium and discount amortization in the third and fourth quarters can mainly be attributed to this surge in Consolidation Loan activity as we write-off the balance of unamortized premiums associated with loans that consolidate away from the Company as a current period expense in accordance with SFAS No. 91 (as discussed under "Net Interest Income—Student Loans").

        In the fourth quarter of 2005, a significant volume of our Consolidation Loans were consolidated with third party lenders through the Direct Lending program, (see "Consolidation Loan Activity" for further discussion") which resulted in an increase in student loan premium write-offs for loans consolidated with third parties. Loans lost through consolidation benefit the student spread to a lesser extent through the write-off of borrower benefit reserves associated with these loans.

        In the third quarter of 2005, we updated our estimates for the qualification of borrower benefits to account for programmatic changes as well as the effect of continued high levels of consolidations. These updates resulted in a reduction of $16 million or eight basis points in our borrower benefits reserve in the third quarter.

Discussion of Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        The change in the fourth quarter 2005 spread versus the third quarter of 2005, after giving effect to the items discussed above, was also impacted by the nine percent increase in the average balance of higher yielding Private Education Loans, partially offset by the higher average balance of Consolidation Loans.

        When compared to the year-ago quarter, the increase in the fourth quarter 2005 student loan spread after giving effect to the items discussed above was also due to lower borrower benefits and to the 49 percent increase in the average balance of higher yielding Private Education Loans. These positive effects were partially offset by the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended
	December 31, 2005			September 30, 2005			December 31, 2004
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$26	$—	$26	$40	$—	$40	$84	$—	$84
Payments on Floor Income Contracts	(26)	—	(26)	(38)	—	(38)	(73)	—	(73)

Net Floor Income	$—	$—	$—	$2	$—	$2	$11	$—	$11

Net Floor Income in basis points	—	—	—	1	—	1	7	—	7

	Years ended
	December 31, 2005			December 31, 2004
	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$187	$—	$187	$406	$2	$408
Payments on Floor Income Contracts	(175)	—	(175)	(368)	—	(368)

Net Floor Income	$12	$—	$12	$38	$2	$40

Net Floor Income in basis points	2	—	2	7	—	7

        The decrease in the fourth quarter 2005 net Floor Income versus the prior and year-ago quarters is primarily due to an increase in short-term interest rates.

SECURITIZATION PROGRAM

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended
	December 31, 2005				September 30, 2005				December 31, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	1	$3,003	$19.6%		—	$—	$—	—%	—	$—	$—	—%
Consolidation Loans	—	—	—	—	—	—	—	—	—	—	—	—
Private Education Loans	1	1,500	222	14.8	—	—	—	—	—	—	—	—

Total securitizations—sales	2	4,503	$241	5.3%	—	—	$—	—%	—	—	$—	—%

Asset-backed commercial paper	—	—			—	—			—	—
Consolidation Loans(1)	1	3,001			3	7,276			1	3,900
Total securitizations—financings	1	3,001			3	7,276			1	3,900

Total securitizations	3	$7,504			3	$7,276			1	$3,900

	Years ended
	December 31, 2005				December 31, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	3	$6,533	$68	1.1%	4	$10,002	$134	1.3%
Consolidation Loans	2	4,011	31.8		—	—	—	—
Private Education Loans	2	3,005	453	15.1	2	2,535	241	9.5

Total securitizations—sales	7	13,549	$552	4.1%	6	12,537	$375	3.0%

Asset-backed commercial paper	—	—			1	4,186
Consolidation Loans(1)	5	12,503			6	17,124

Total securitizations—financings	5	12,503			7	21,310

Total securitizations	12	$26,052			13	$33,847

(1)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as qualifying special purpose entities ("QSPEs"). Accordingly, they are accounted for on-balance sheet as variable interest entities ("VIEs").

        The increase in the gain as a percentage of the amount securitized for the 2005 Private Education Loan securitization versus the prior year's transactions is primarily impacted by higher earnings spreads on the mix of loans securitized, improved funding spreads, and a decrease in the CPR assumption used in the calculation of the 2005 gains on sale.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Servicing revenue	$73	$79	$87	$323	$326
Securitization revenue, before Embedded Floor Income and impairment	67	68	62	270	230

Servicing and securitization revenue, before Embedded Floor Income and impairment	140	147	149	593	556
Embedded Floor Income	12	19	41	81	241
Less: Floor Income previously recognized in gain calculation	(7)	(11)	(29)	(57)	(156)

Net Embedded Floor Income	5	8	12	24	85

Servicing and securitization revenue, before impairment	145	155	161	617	641
Retained Interest impairment	(65)	(171)	(19)	(260)	(80)

Total servicing and securitization revenue	$80	$(16)	$142	$357	$561

Average off-balance sheet student loans	$38,497	$40,742	$42,852	$41,220	$40,558

Average balance of Retained Interest	$2,476	$2,530	$2,430	$2,476	$2,434

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	.82%	(.16)%	1.31%	.87%	1.38%

        Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans and the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans. Servicing and securitization revenue can also be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected Consolidation Loan activity on FFELP Stafford student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. When FFELP Stafford loans in a securitization trust consolidate, they are a prepayment to the trust resulting in a shorter average life. We use a CPR assumption to estimate the effect of trust prepayments from loan consolidation and other factors on the life of the trust. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. The majority of the consolidations bring the loans back on-balance sheet so we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004, we recorded impairments to the Retained Interests of $65 million, $171 million, and $19 million, respectively. For the years ended December 31, 2005 and 2004, we recorded impairments to the Retained Interests of $260 million and $80 million, respectively. The impairment charges in both the fourth and third quarters of 2005 were primarily caused by the record levels of consolidation activity as well as the Company increasing its expected future CPR assumptions used to value the Residual Interest as of September 30, 2005. This surge in Consolidation Loan activity was due to FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. These applications were processed through our securitizations in both the third and fourth quarter of 2005. The level and timing of Consolidation Loan activity is highly volatile, and in response we continue to revise our estimates of the effects of Consolidation Loan activity on our Retained Interests. We updated our FFELP Stafford CPR assumptions in the third quarter of 2005 as follows:

Year	As of September 30, 2005(1)	As of December 31, 2004
2005	30%	20%
2006	20%	15%
2007	15%	6%
Thereafter	10%	6%

(1)
Assumptions used to value the Residual Interest as of September 30, 2005 and December 31, 2005.

        The level and timing of Consolidation Loan activity remains highly volatile and may result in additional impairment recorded in future periods if Consolidation Loan activity remains higher than projected. The fourth quarter of 2005 impairment charge was also due to the re-introduction of a one percent Risk Sharing loss assumption in our FFELP residuals related to the reauthorization of the Higher Education Act (See "RECENT DEVELOPMENTS.") This comprised $23 million of the $65 million total impairment charge for the fourth quarter of 2005. See "Allowance for FFELP Student Loans" for further discussion regarding the change in the Risk Sharing exposure.

        In 2004, our Retained Interests were also impaired by the effect of higher market interest rates on the Embedded Floor Income. The impairments are recorded as a reduction in securitization revenue.

BUSINESS SEGMENTS

        We manage our business through two primary operating segments: the Lending operating segment and the Debt Management Operations ("DMO") operating segment. Accordingly, the results of operations of the Company's Lending and DMO segments are presented below. These operating segments are considered reportable segments under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," based on quantitative thresholds applied to the Company's financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other operating segment for financial reporting purposes.

        The management reporting process measures the performance of the Company's operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company's chief operating decision maker, evaluates the performance of the Company's operating segments based on their profitability. As discussed further below, management measures the profitability of the Company's operating segments based on "core earnings." Accordingly, information regarding the Company's reportable segments is provided based on "core earnings." Our "core earnings" are not defined terms within generally accepted accounting principles in the United States ("GAAP") and may not be comparable to similarly titled measures reported by other companies. "Core earnings" reflect only current period adjustments to GAAP as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The management reporting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

        "Core earnings" are the primary financial performance measures used by management to develop the Company's financial plans, track results, and establish corporate performance targets and incentive compensation. While "core earnings" are not a substitute for reported results under GAAP, the Company relies on "core earnings" in operating its business because "core earnings" permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of its operating segments. Accordingly, the tables presented below reflect "core earnings" reviewed and utilized by management to manage the business for each of the Company's reportable segments. Reconciliations to the Company's consolidated operating results in accordance with GAAP are also included in the tables below.

	Quarter ended December 31, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$620	$—	$—	$620	$(305)	$315
Consolidation Loans	934	—	—	934	(174)	760
Private Education Loans	374	—	—	374	(170)	204
Other loans	23	—	—	23	—	23
Cash and investments	129	—	—	129	(39)	90

Total interest income	2,080	—	—	2,080	(688)	1,392
Total interest expense	1,514	—	—	1,514	(512)	1,002

Net interest income	566	—	—	566	(176)	390
Less: provisions for losses	69	—	—	69	(4)	65

Net interest income after provisions for losses	497	—	—	497	(172)	325
Fee income	—	99	21	120	—	120
Collections revenue	—	48	—	48	—	48
Other income	38	—	28	66	386	452
Operating expenses	122	83	74	279	18	297
Income tax expense (benefit)(1)	153	23	(9)	167	49	216
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$260	$40	$(16)	$284	$147	$431

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended September 30, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$586	$—	$—	$586	$(316)	$270
Consolidation Loans	833	—	—	833	(156)	677
Private Education Loans	312	—	—	312	(138)	174
Other loans	22	—	—	22	—	22
Cash and investments	113	—	—	113	(43)	70

Total interest income	1,866	—	—	1,866	(653)	1,213
Total interest expense	1,306	—	—	1,306	(477)	829

Net interest income	560	—	—	560	(176)	384
Less: provisions for losses	—	—	—	—	12	12

Net interest income after provisions for losses	560	—	—	560	(188)	372
Fee income	—	93	36	129	—	129
Collections revenue	—	42	—	42	—	42
Other income	—	—	36	36	295	331
Operating expenses	117	72	82	271	21	292
Income tax expense (benefit)(1)	164	23	(4)	183	(33)	150
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$279	$39	$(6)	$312	$119	$431

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended December 31, 2004
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$477	$—	$—	$477	$(302)	$175
Consolidation Loans	488	—	—	488	(56)	432
Private Education Loans	187	—	—	187	(88)	99
Other loans	20	—	—	20	—	20
Cash and investments	90	—	—	90	(15)	75

Total interest income	1,262	—	—	1,262	(461)	801
Total interest expense	784	—	—	784	(315)	469

Net interest income	478	—	—	478	(146)	332
Less: provisions for losses	36	—	—	36	(4)	32

Net interest income after provisions for losses	442	—	—	442	(142)	300
Fee income	—	76	29	105	—	105
Collections revenue	—	34	—	34	—	34
Other income	36	—	31	67	636	703
Loss on GSE debt extinguishment and defeasance	118	—	—	118	—	118
Operating expenses	109	60	86	255	14	269
Income tax expense (benefit)(1)	85	17	(8)	94	10	104
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$166	$32	$(18)	$180	$470	$650

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year ended December 31, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$2,298	$—	$—	$2,298	$(1,283)	$1,015
Consolidation Loans	3,014	—	—	3,014	(514)	2,500
Private Education Loans	1,160	—	—	1,160	(526)	634
Other loans	85	—	—	85	—	85
Cash and investments	401	—	—	401	(125)	276

Total interest income	6,958	—	—	6,958	(2,448)	4,510
Total interest expense	4,823	—	—	4,823	(1,764)	3,059

Net interest income	2,135	—	—	2,135	(684)	1,451
Less: provisions for losses	138	—	—	138	65	203

Net interest income after provisions for losses	1,997	—	—	1,997	(749)	1,248
Fee income	—	360	115	475	—	475
Collections revenue	—	167	—	167	—	167
Other income	110	—	126	236	1,129	1,365
Operating expenses	479	283	308	1,070	68	1,138
Income tax expense (benefit)(1)	602	91	(25)	668	61	729
Minority interest in net earnings of subsidiaries	2	4	—	6	—	6

Net income (loss)	$1,024	$149	$(42)	$1,131	$251	$1,382

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year ended December 31, 2004
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$1,715	$—	$—	$1,715	$(990)	$725
Consolidation Loans	1,473	—	—	1,473	(108)	1,365
Private Education Loans	613	—	—	613	(277)	336
Other loans	74	—	—	74	—	74
Cash and investments	267	—	—	267	(34)	233

Total interest income	4,142	—	—	4,142	(1,409)	2,733
Total interest expense	2,320	—	—	2,320	(886)	1,434

Net interest income	1,822	—	—	1,822	(523)	1,299
Less: provisions for losses	114	—	—	114	(3)	111

Net interest income after provisions for losses	1,708	—	—	1,708	(520)	1,188
Fee income	—	300	120	420	—	420
Collections revenue	—	39	—	39	—	39
Other income	131	—	130	261	1,765	2,026
Loss on GSE debt and extinguishment	221	—	—	221	—	221
Operating expenses	409	159	291	859	36	895
Income tax expense (benefit)(1)	430	65	(15)	480	162	642
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$779	$114	$(26)	$867	$1,047	$1,914

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Reconciliation of "Core Earnings" Net Income to GAAP Net Income

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
"Core earnings" net income(1)	$284	$312	$180	$1,131	$867
"Core earnings" adjustments:
Net impact of securitization accounting	118	(253)	(132)	(60)	(152)
Net impact of derivative accounting	150	409	661	637	1,553
Net impact of Floor Income	(56)	(54)	(35)	(204)	(156)
Amortization of acquired intangibles	(16)	(16)	(14)	(61)	(36)

Total "core earnings" adjustments before income taxes	196	86	480	312	1,209
Net tax effect(2)	(49)	33	(10)	(61)	(162)

Total "core earnings" adjustments	147	119	470	251	1,047

GAAP net income	$431	$431	$650	$1,382	$1,914

GAAP diluted earnings per common share	$.96	$.95	$1.40	$3.05	$4.04

(1) "Core earnings" diluted earnings per common share	$.63	$.69	$.39	$2.51	$1.84

(2)
	Such tax effect is based upon the Company's "core earnings" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations of "Core Earnings"

        While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that "core earnings" are an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, "core earnings" are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our "core earnings" are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, "core earnings" reflect only current period adjustments to GAAP. Accordingly, the Company's "core earnings" presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company's performance with that of other financial services companies based upon "core earnings." "Core earnings" results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company's board of directors, rating agencies and lenders to assess performance.

        Other limitations arise from the specific adjustments that management makes to GAAP results to derive "core earnings" results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on derivatives that do not qualify for hedge treatment accounting, as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a Managed Basis provides important information regarding the performance of our Managed portfolio, a limitation on this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our Managed Basis presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our "core earnings" results exclude certain Floor Income, which is real cash income, from our reported results and therefore may in certain periods understate earnings. Management's financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between "Core Earnings" and GAAP

        Our "core earnings" are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a "core earnings" basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our "core earnings" are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company's core business activities. "Core earnings" reflect only current period adjustments to GAAP, as described in the more detailed discussion of the differences between GAAP and "core earnings" that follows, which includes further detail on each specific adjustment required to reconcile our "core earnings" segment presentation to our GAAP earnings.

1)
Securitization: Under GAAP, certain securitization transactions in our Lending segment are accounted for as sales of assets. Under "core earnings" for the Lending segment, we present all securitization transactions on a Managed Basis as long-term non-recourse financings. The upfront "gains" on sale from securitization transactions as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core earnings" and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from "core earnings" as they are considered intercompany transactions on a Managed Basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
"Core earnings" securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(195)	$(225)	$(261)	$(935)	$(1,065)
Gains on student loan securitizations	241	—	—	552	375
Servicing and securitization revenue	80	(16)	142	357	561
Intercompany transactions with off-balance sheet trusts	(8)	(12)	(13)	(34)	(23)

Total "core earnings" securitization adjustments	$118	$(253)	$(132)	$(60)	$(152)

2)
Derivative Accounting: "Core earnings" exclude periodic unrealized gains and losses arising primarily in our Lending business segment, and to a lesser degree in our Corporate and Other business segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for "hedge treatment" under GAAP. Under "core earnings," we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life. "Core earnings" also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain Eurodollar futures contracts and certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. "Gains (losses) on derivatives and hedging activities, net" are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period and the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options which must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indices (and related forward curve) do not move in parallel.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income, and the settlement of these contracts through the purchase of our own stock does not impact net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004, and for the years ended December 31, 2005 and 2004, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
"Core earnings" derivative adjustments:
Gains (losses) on derivative and hedging activities, net included in other income(1)	$70	$316	$507	$247	$849
Less: Realized losses on derivative and hedging activities, net(1)	80	93	162	387	713

Unrealized gains (losses) on derivative and hedging activities, net	150	409	669	634	1,562
Other pre-SFAS No. 133 accounting adjustments	—	—	(8)	3	(9)

Total net impact of SFAS No. 133 derivative accounting	$150	$409	$661	$637	$1,553

(1)
See "Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities" below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

        SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as "realized gains (losses) on derivative and hedging activities") that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and where they are reclassified to on a "core earnings" basis for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(38)	$(57)	$(111)	$(259)	$(562)
Net settlement expense on interest rate swaps reclassified to net interest income	(42)	(36)	(40)	(123)	(88)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	—	—	(11)	(5)	(63)

Total reclassifications of realized losses on derivative and hedging activities	(80)	(93)	(162)	(387)	(713)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	150	409	669	634	1,562

Gains (losses) on derivative and hedging activities, net	$70	$316	$507	$247	$849

(1)
"Unrealized gains (losses) on derivative and hedging activities, net" is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Floor Income Contracts	$102	$257	$227	$481	$729
Equity forward contracts	56	163	424	121	759
Basis swaps	(7)	(19)	29	40	73
Other	(1)	8	(11)	(8)	1

Total unrealized gains (losses) on derivative and hedging activities, net	$150	$409	$669	$634	$1,562

3)
Floor Income: The timing and amount (if any) of Floor Income earned in our Lending segment is uncertain and in excess of expected spreads and, therefore, we exclude such income from "core earnings" when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore under GAAP are marked-to-market through the "gains (losses) on derivative and hedging activities, net" line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For "core earnings," we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
"Core earnings" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$—	$2	$18	$19	$88
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(56)	(56)	(53)	(223)	(194)
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	—	—	(50)

Total "core earnings" Floor Income adjustments	$(56)	$(54)	$(35)	$(204)	$(156)

4)
Other items: We exclude certain amortization of acquired intangibles.

LENDING BUSINESS SEGMENT

        In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education ("ED"), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

        The following table includes "core earnings" results for our Lending business segment.

	Quarters ended			Years ended
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Managed Basis interest income:
Managed FFELP Stafford and Other Student Loans	$620	$586	$477	$2,298	$1,715
Managed Consolidation loans	934	833	488	3,014	1,473
Managed Private Education Loans	374	312	187	1,160	613
Other loans	23	22	20	85	74
Cash and investments	129	113	90	401	267

Total Managed interest income	2,080	1,866	1,262	6,958	4,142
Total Managed interest expense	1,514	1,306	784	4,823	2,320

Net Managed interest income	566	560	478	2,135	1,822
Less: provisions for losses	69	—	36	138	114

Net interest income after provisions for losses	497	560	442	1,997	1,708
Other income	38	—	36	110	131
Loss on GSE debt extinguishment and defeasance	—	—	118	—	221
Operating expenses	122	117	109	479	409

Income before income taxes and minority interest in net earnings of subsidiaries	413	443	251	1,628	1,209
Income taxes	153	164	85	602	430

Income before minority interest in net earnings of subsidiaries	260	279	166	1,026	779
Minority interest in net earnings of subsidiaries	—	—	—	2	—

Net income	$260	$279	$166	$1,024	$779

Consolidation Loan Activity

        The following tables present the effect of Consolidation Loan activity on our Managed FFELP portfolio.

	Quarters ended
	December 31, 2005			September 30, 2005			December 31, 2004
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP
Beginning Managed balance	$43,082	$62,161	$105,243	$47,126	$55,875	$103,001	$46,613	$40,878	$87,491
Acquisitions	3,010	525	3,535	3,993	791	4,784	4,402	5,539	9,941
Incremental Consolidations from third parties	—	1,526	1,526	—	1,308	1,308	—	982	982
Internal Consolidations(2)	(2,921)	2,921	—	(5,250)	5,250	—	(2,468)	2,468	—
Consolidations to third parties	(1,137)	(920)	(2,057)	(979)	(320)	(1,299)	(517)	(87)	(604)
Repayments/claims/resales/other	(1,376)	(779)	(2,155)	(1,808)	(743)	(2,551)	(1,240)	(614)	(1,854)

Ending Managed balance	$40,658	$65,434	$106,092	$43,082	$62,161	$105,243	$46,790	$49,166	$95,956

	Years ended
	December 31, 2005			December 31, 2004
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP
Beginning Managed balance	$46,791	$49,165	$95,956	$45,554	$34,930	$80,484
Acquisitions	17,198	1,970	19,168	16,856	6,246	23,102
Incremental Consolidations from third parties	—	4,670	4,670	—	2,609	2,609
Internal Consolidations(2)	(14,011)	14,011	—	(7,687)	7,687	—
Consolidations to third parties	(3,089)	(1,580)	(4,669)	(1,780)	(314)	(2,094)
Repayments/claims/resales/other	(6,231)	(2,802)	(9,033)	(6,153)	(1,992)	(8,145)

Ending Managed balance	$40,658	$65,434	$106,092	$46,790	$49,166	$95,956

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)
On a Managed Basis, internal Consolidations include FFELP student loans in securitization trusts that were consolidated back on balance sheet. Such loans totaled $1.6 billion, $3.2 billion and $1.6 billion for the three months ended December 31, 2005, September 30, 2005 and December 31, 2004, respectively and $8.7 billion and $5.5 billion for the years ended December 31, 2005 and 2004, respectively.

        The increase in FFELP Stafford and other Consolidations to third parties is primarily due to some FFELP lenders consolidating these loans using the Direct Lending program as a pass-through entity to circumvent the statutory prohibition on the FFELP reconsolidation of FFELP Consolidation Loans. Pending legislation eliminates this practice by June 30, 2006, but we are working with others in the industry to end it before June 30, 2006 because we believe that this practice is improper and not permitted by current regulations. If this practice is not ended before June 30, 2006, we expect to experience additional increases in consolidations to third parties through such time.

Summary of our Managed Student Loan Portfolio

        The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances:

	December 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$19,988	$54,859	$74,847	$7,757	$82,604
Off-balance sheet	20,670	10,575	31,245	8,680	39,925

Total Managed	$40,658	$65,434	$106,092	$16,437	$122,529

% of on-balance sheet FFELP	27%	73%	100%
% of Managed FFELP	38%	62%	100%
% of Total	33%	54%	87%	13%	100%
	September 30, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$22,354	$51,193	$73,547	$8,079	$81,626
Off-balance sheet	20,728	10,968	31,696	7,312	39,008

Total Managed	$43,082	$62,161	$105,243	$15,391	$120,634

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	41%	59%	100%
% of Total	36%	51%	87%	13%	100%
	December 31, 2004
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$18,965	$41,596	$60,561	$5,420	$65,981
Off-balance sheet	27,825	7,570	35,395	6,062	41,457

Total Managed	$46,790	$49,166	$95,956	$11,482	$107,438

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	49%	51%	100%
% of Total	43%	46%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Average Balances:

	Quarter ended December 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$22,062	$53,020	$75,082	$7,832	$82,914
Off-balance sheet	19,426	10,748	30,174	8,323	38,497

Total Managed	$41,488	$63,768	$105,256	$16,155	$121,411

% of on-balance sheet FFELP	29%	71%	100%
% of Managed FFELP	39%	61%	100%
% of Total	34%	53%	87%	13%	100%
	Quarter ended September 30, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$21,574	$48,774	$70,348	$7,193	$77,541
Off-balance sheet	22,250	11,094	33,344	7,398	40,742

Total Managed	$43,824	$59,868	$103,692	$14,591	$118,283

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	42%	58%	100%
% of Total	37%	51%	88%	12%	100%
	Quarter ended December 31, 2004
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$17,654	$38,374	$56,028	$5,256	$61,284
Off-balance sheet	29,090	7,567	36,657	6,195	42,852

Total Managed	$46,744	$45,941	$92,685	$11,451	$104,136

% of on-balance sheet FFELP	32%	68%	100%
% of Managed FFELP	50%	50%	100%
% of Total	45%	44%	89%	11%	100%
	Year ended December 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$20,720	$47,082	$67,802	$6,922	$74,724
Off-balance sheet	24,182	9,800	33,982	7,238	41,220

Total Managed	$44,902	$56,882	$101,784	$14,160	$115,944

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	44%	56%	100%
% of Total	39%	49%	88%	12%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

	Year ended December 31, 2004
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$19,317	$31,773	$51,090	$4,795	$55,885
Off-balance sheet	27,365	7,698	35,063	5,495	40,558

Total Managed	$46,682	$39,471	$86,153	$10,290	$96,443

% of on-balance sheet FFELP	38%	62%	100%
% of Managed FFELP	54%	46%	100%
% of Total	48%	41%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Student Loan Spread Analysis—Managed Basis

        The following table analyzes the "core earnings" from our portfolio of student loans on a Managed basis (see "Pre-tax Differences between 'Core Earnings' and GAAP"). This analysis includes both on-balance sheet and off-balance sheet loans in securitization trusts and derivatives economically hedging these line items and excludes unhedged Floor Income while including the amortization of upfront payments on Floor Income Contracts.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Managed Basis student loan yield	7.11%	6.55%	5.10%	6.32%	4.59%
Consolidation Loan Rebate Fees	(.54)	(.52)	(.45)	(.50)	(.42)
Offset Fees	—	—	—	—	(.02)
Borrower benefits	(.09)	(.04)	(.10)	(.07)	(.08)
Premium and discount amortization	(.18)	(.18)	(.15)	(.17)	(.13)

Managed Basis student loan net yield	6.30	5.81	4.40	5.58	3.94
Managed Basis student loan cost of funds	(4.53)	(4.00)	(2.60)	(3.80)	(2.06)

Managed Basis student loan spread	1.77%	1.81%	1.80%	1.78%	1.88%

Average Balances
On-balance sheet student loans	$82,914	$77,541	$61,284	$74,724	$55,885
Off-balance sheet student loans	38,497	40,742	42,852	41,220	40,558

Managed student loans	$121,411	$118,283	$104,136	$115,944	$96,443

Discussion of Managed Basis Student Loan Spread—Effects of Significant Events in the Quarters Presented

        There was a record level of Consolidation Loan activity in the second quarter of 2005 caused primarily by FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. In addition, borrowers were permitted for the first time to consolidate their loans while still in school. This unprecedented volume of Consolidation Loan requests resulted in a majority of the applications being processed in the third quarter. The increase to premium and discount amortization in the third quarter can mainly be attributed to this surge in Consolidation Loan activity as we write-off the balance of unamortized premiums associated with loans that consolidate away from the Company as a current period expense in accordance with SFAS No. 91 (as discussed under "Net Interest Income—Student Loans").

        In the fourth quarter of 2005, a significant volume of our Consolidation Loans were consolidated with third party lenders through the Direct Lending program (see "Consolidation Loan Activity" for further discussion), which resulted in an increase in student loan premium write-offs for loans consolidated with third parties. Losing loans to consolidation benefits the student spread to a lesser extent through the write-off of borrower benefit reserves associated with these loans.

        In the third quarter of 2005, we updated our estimates for the qualification for borrower benefits to account for programmatic changes as well as the effect of continued high levels of consolidations. These updates resulted in a reduction of $21 million or seven basis points in the borrower benefits reserve in the third quarter.

Discussion of Managed Basis Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        The change in the fourth quarter 2005 spread versus the third quarter of 2005, after giving effect to the items discussed above, was also impacted by the eleven percent increase in the average balance of higher yielding Private Education Loans, partially offset by the increase in the average balance of Consolidation Loans.

        The decrease in the Managed student loan spread versus the year-ago quarter is primarily due to the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio. Consolidation Loans have lower spreads than other FFELP loans due primarily to the 105 basis point Consolidation Loan Rebate Fee. These negative effects are partially offset by the higher SAP spread earned on Consolidation Loans and lower student loan premium amortization due to their extended term. When compared to the year-ago quarter, the fourth quarter of 2005 spread was also negatively impacted by higher premium amortization, primarily caused by the full quarterly impact of the purchase price allocation for student loans acquired in acquisitions in the fourth quarter of 2004 and by the write-off of the premium associated with loans consolidated away as discussed above.

        The fourth quarter of 2005 Managed student loan spread benefited from the increase in the average balance of Managed Private Education Loans as a percentage of the average Managed student loan portfolio from 11.0 percent in the fourth quarter of 2004 to 13.3 percent in the fourth quarter of 2005. Private Education Loans are subject to credit risk and therefore earn higher spreads, which averaged 4.83 percent in the fourth quarter of 2005 for the Managed Private Education Loan portfolio versus a spread of 1.31 percent in the fourth quarter of 2005 for the Managed guaranteed student loan portfolio.

Private Education Loans

        All Private Education Loans are initially acquired on-balance sheet. In the table below, when we securitize Private Education Loans, we reduce the on-balance sheet allowance for amounts previously provided for in the allowance and then add back this reduction for these loans in the off-balance sheet section so that on a Managed basis we are maintaining the full allowance for these loans.

        When Private Education Loans in securitized trusts become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP at the time of repurchase of delinquent Private Education Loans from the trust are not considered losses until the loans ultimately charge off at day 212. These charge-offs are shown in the off-balance sheet section in the table below.

        The off-balance sheet allowance as a percentage of ending loans in repayment is lower than the on-balance sheet percentage because of the different mix of loans on-balance sheet and off-balance sheet. Certain loan types with higher expected default rates, such as career training and other programs with lower FICO scores, have not yet been securitized.

Allowance for Private Education Loan Losses

        The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004, and for the years ended December 31, 2005 and 2004.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004
Allowance at beginning of period	$193	$228	$167	$79	$91	$144	$272	$319	$311
Provision for Private Education Loan losses	50	56	29	(4)	4	2	46	60	31
Change in recovery methodology	—	(49)	—	—	(16)	—	—	(65)	—

Total provision	50	7	29	(4)	(12)	2	46	(5)	31
Charge-offs	(40)	(47)	(28)	(1)	—	(3)	(41)	(47)	(31)
Recoveries	5	5	4	—	—	—	5	5	4

Net charge-offs	(35)	(42)	(24)	(1)	—	(3)	(36)	(42)	(27)

Balance before securitization of Private Education Loans	208	193	172	74	79	143	282	272	315
Reduction for securitization of Private Education Loans	(4)	—	—	4	—	—	—	—	—

Allowance at end of period	$204	$193	$172	$78	$79	$143	$282	$272	$315

Net charge-offs as a percentage of average loans in repayment (annualized)	4.10%	5.35%	3.74%	.02%	—%	.34%	1.86%	2.42%	1.93%
Allowance as a percentage of the ending total loan balance	2.56%	2.34%	3.07%	.89%	1.07%	2.31%	1.69%	1.74%	2.67%
Allowance as a percentage of ending loans in repayment	5.57%	6.00%	6.05%	1.68%	2.13%	4.27%	3.40%	3.93%	5.08%
Average coverage of net charge-offs (annualized)	1.45	1.15	1.75	118.00	—	14.11	1.99	1.62	2.91
Average total loans	$7,832	$7,193	$5,256	$8,323	$7,398	$6,195	$16,155	$14,591	$11,451
Ending total loans	$7,961	$8,272	$5,592	$8,758	$7,391	$6,205	$16,719	$15,663	$11,797
Average loans in repayment	$3,441	$3,150	$2,625	$4,178	$3,814	$2,980	$7,620	$6,964	$5,606
Ending loans in repayment	$3,662	$3,220	$2,842	$4,653	$3,705	$3,352	$8,315	$6,925	$6,194

	Activity in Allowance for Private Education Loans
	On-balance sheet		Off-balance sheet		Managed Basis
	Years ended		Years ended		Years ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Allowance at beginning of period	$172	$166	$143	$93	$315	$259
Provision for Private Education Loan losses	186	130	3	28	189	158
Change in estimate	40	—	(60)	—	(20)	—
Change in recovery methodology	(49)	—	(16)	—	(65)	—

Total provision	177	130	(73)	28	104	158
Charge-offs	(154)	(110)	(2)	(6)	(156)	(116)
Recoveries	19	14	—	—	19	14

Net charge-offs	(135)	(96)	(2)	(6)	(137)	(102)

Balance before securitization of Private Education Loans	214	200	68	115	282	315
Reduction for securitization of Private Education Loans	(10)	(28)	10	28	—	—

Allowance at end of period	$204	$172	$78	$143	$282	$315

Net charge-offs as a percentage of average loans in repayment	4.14%	3.57%	.07%	.22%	1.89%	1.92%
Allowance as a percentage of the ending total loan balance	2.56%	3.07%	.89%	2.31%	1.69%	2.67%
Allowance as a percentage of ending loans in repayment	5.57%	6.05%	1.68%	4.27%	3.40%	5.08%
Average coverage of net charge-offs	1.52	1.79	29.75	24.81	2.06	3.09
Average total loans	$6,922	$4,795	$7,238	$5,495	$14,160	$10,290
Ending total loans	$7,961	$5,592	$8,758	$6,205	$16,719	$11,797
Average loans in repayment	$3,252	$2,697	$4,002	$2,611	$7,254	$5,307
Ending loans in repayment	$3,662	$2,842	$4,653	$3,352	$8,315	$6,194

        The decrease in the provision in the fourth quarter of 2005 versus the third quarter of 2005 is primarily driven by the seasonality of loans entering repayment. The majority of loans typically enter repayment in the second and fourth quarters. This increase in loans entering repayment often leads to a near-term increase in early-stage delinquencies, or forbearance usage in the first and third quarters for the affected borrowers, which in turn leads to a spike in the provision for those quarters. Therefore, all other factors being equal, the provision for loan losses will be higher in the first and third quarters. In the fourth quarter of 2005, the provision was also reduced by lower default rates based on improved default experience due to our internal DMO collection efforts on our portfolios.

        In the second quarter of 2005, we changed the methodology for estimating the allowance for loan losses and in the third quarter of 2005, we changed our estimate of future recoveries. Both of these changes resulted in a reduction of our allowance on a Managed Basis primarily through the reduction in the loss confirmation period and the extension of time over which we estimate future recoveries. As a result, the allowance as a percentage of ending loans in repayment decreased from 5.08 percent to 3.40 percent, and consequently the year-over-year growth rate in the provision is less than the growth rate in the portfolio. The year-over-year allowance on a Managed Basis increased by $52 million, exclusive of the adjustments related to these changes in estimate and methodology. This increase was primarily driven by the 37 percent year-over-year increase in average loans in repayment.

Delinquencies

        The table below presents our Private Education Loan delinquency trends as of December 31, 2005, September 30, 2005 and December 31, 2004. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education Loan Delinquencies
	December 31, 2005		September 30, 2005		December 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$4,301		$5,042		$2,787
Loans in forbearance(2)	303		311		166
Loans in repayment and percentage of each status:
Loans current	3,311	90.4%	2,873	89.2%	2,555	89.9%
Loans delinquent 31-60 days(3)	166	4.5	145	4.5	124	4.4
Loans delinquent 61-90 days	77	2.1	75	2.3	56	2.0
Loans delinquent greater than 90 days	108	3.0	127	4.0	107	3.7

Total Private Education Loans in repayment	3,662	100%	3,220	100%	2,842	100%

Total Private Education Loans, gross	8,266		8,573		5,795
Private Education Loan unamortized discount	(305)		(301)		(203)

Total Private Education Loans	7,961		8,272		5,592
Private Education Loan allowance for losses	(204)		(193)		(172)

Private Education Loans, net	$7,757		$8,079		$5,420

Percentage of Private Education Loans in repayment	44.3%		37.6%		49.0%

Delinquencies as a percentage of Private Education Loans in repayment	9.6%		10.8%		10.1%

	Off-Balance Sheet Private Education Loan Delinquencies
	December 31, 2005		September 30, 2005		December 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,679		$3,272		$2,622
Loans in forbearance(2)	614		552		334
Loans in repayment and percentage of each status:
Loans current	4,446	95.6%	3,514	94.9%	3,191	95.2%
Loans delinquent 31-60 days(3)	136	2.9	94	2.5	84	2.5
Loans delinquent 61-90 days	35.7		38	1.0	28.8
Loans delinquent greater than 90 days	36.8		59	1.6	49	1.5

Total Private Education Loans in repayment	4,653	100%	3,705	100%	3,352	100%

Total Private Education Loans, gross	8,946		7,529		6,308
Private Education Loan unamortized discount	(188)		(138)		(103)

Total Private Education Loans	8,758		7,391		6,205
Private Education Loan allowance for losses	(78)		(79)		(143)

Private Education Loans, net	$8,680		$7,312		$6,062

Percentage of Private Education Loans in repayment	52.0%		49.2%		53.1%

Delinquencies as a percentage of Private Education Loans in repayment	4.4%		5.1%		4.8%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education Loan Delinquencies
	December 31, 2005		September 30, 2005		December 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$7,980		$8,314		$5,409
Loans in forbearance(2)	917		863		500
Loans in repayment and percentage of each status:
Loans current	7,757	93.3%	6,387	92.2%	5,746	92.8%
Loans delinquent 31-60 days(3)	302	3.6	239	3.5	208	3.3
Loans delinquent 61-90 days	112	1.4	113	1.6	84	1.4
Loans delinquent greater than 90 days	144	1.7	186	2.7	156	2.5

Total Private Education Loans in repayment	8,315	100%	6,925	100%	6,194	100%

Total Private Education Loans, gross	17,212		16,102		12,103
Private Education Loan unamortized discount	(493)		(439)		(306)

Total Private Education Loans	16,719		15,663		11,797
Private Education Loan allowance for losses	(282)		(272)		(315)

Private Education Loans, net	$16,437		$15,391		$11,482

Percentage of Private Education Loans in repayment	48.3%		43.0%		51.2%

Delinquencies as a percentage of Private Education Loans in repayment	6.7%		7.8%		7.2%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance—Managed Basis Private Education Loans

        Private Education Loans are made to parent and student borrowers by our lender partners in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not guaranteed or insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional Private Education Loans, except those generated by our SLM Financial subsidiary, to begin six to nine months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Our policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time.

        Forbearance is used most heavily immediately after the loan enters repayment. As indicated in the tables below showing the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At December 31, 2005, loans in forbearance as a percentage of loans in repayment and forbearance is 12.2 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 4.7 percent for loans that have been in repayment more than 48 months. Approximately 73 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

        The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
December 31, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$7,980	$7,980
Loans in forbearance	667	173	77	—	917
Loans in repayment—current	4,508	1,796	1,453	—	7,757
Loans in repayment—delinquent 31-60 days	168	78	56	—	302
Loans in repayment—delinquent 61-90 days	63	30	19	—	112
Loans in repayment—delinquent greater than 90 days	72	44	28	—	144

Total	$5,478	$2,121	$1,633	$7,980	$17,212

Unamortized discount					(493)
Allowance for loan losses					(282)

Total Managed Private Education Loans, net					$16,437

Loans in forbearance as a percentage of loans in repayment and forbearance	12.2%	8.2%	4.7%	—%	9.9%

	Months since entering repayment
September 30, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Sept. 30, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$8,314	$8,314
Loans in forbearance	630	150	83	—	863
Loans in repayment—current	3,635	1,485	1,267	—	6,387
Loans in repayment—delinquent 31-60 days	131	62	46	—	239
Loans in repayment—delinquent 61-90 days	72	26	15	—	113
Loans in repayment—delinquent greater than 90 days	100	58	28	—	186

Total	$4,568	$1,781	$1,439	$8,314	$16,102

Unamortized discount					(439)
Allowance for loan losses					(272)

Total Managed Private Education Loans, net					$15,391

Loans in forbearance as a percentage of loans in repayment and forbearance	13.8%	8.4%	5.8%	—%	11.1%

	Months since entering repayment
December 31, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$5,409	$5,409
Loans in forbearance	350	103	47	—	500
Loans in repayment—current	3,228	1,401	1,117	—	5,746
Loans in repayment—delinquent 31-60 days	110	59	39	—	208
Loans in repayment—delinquent 61-90 days	43	26	15	—	84
Loans in repayment—delinquent greater than 90 days	67	56	33	—	156

Total	$3,798	$1,645	$1,251	$5,409	$12,103

Unamortized discount					(306)
Allowance for loan losses					(315)

Total Managed Private Education Loans, net					$11,482

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	6.3%	3.8%	—%	7.5%

(1)
Includes all loans in-school/grace/deferment.

        The decrease in forbearance as a percentage of loans in repayment and forbearance in the fourth quarter of 2005 was due to seasonality and to approximately $100 million in forbearance granted to borrowers affected by Hurricanes Katrina, Rita and Wilma, the majority of which returned to repayment status in the fourth quarter.

        The table below stratifies the portfolio of Managed Private Education Loans in forbearance by the cumulative number of months the borrower has used forbearance as of the dates indicated. As detailed in the table below, seven percent of loans currently in forbearance have been in loan repayment more than 24 months, which is unchanged versus the prior quarter and three percent lower than the year-ago period.

	December 31, 2005		September 30, 2005		December 31, 2004
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
1 to 12 months	$690	75%	$646	75%	$334	66%
13 to 24 months	162	18	154	18	117	24
25 to 36 months	43	5	40	4	30	6
More than 36 months	22	2	23	3	19	4

Total	$917	100%	$863	100%	$500	100%

Allowance for FFELP Student Loan Losses

        The current Higher Education draft legislation from the Budget Reconciliation Conference Report (see "RECENT DEVELOPMENTS" below for a full update of the Higher Education Act Reauthorization) contains provisions that could affect the level of default insurance on FFELP loans. The current bill would reduce the level of default insurance to 97 percent from 98 percent (effectively increasing Risk Sharing from two percent to three percent) on loans disbursed after July 1, 2006 for lenders without the Exceptional Performer ("EP") designation. Furthermore, the bill would reduce the default insurance paid to lenders/servicers with the Exceptional Performer designation to 99 percent from 100 percent on claims filed after July 1, 2006.

        The Budget Reconciliation Bill has passed the Senate and we anticipate that it will be passed by the House of Representatives in early 2006 without modification to this default insurance provision. Because we believe passage by the House is highly probable, we established a risk-sharing allowance as of December 31, 2005 for an estimate of losses on FFELP Student Loans based on the one percent reduction in default insurance for servicers with the EP designation. As a result we provided for additional reserves of $10 million for on-balance sheet FFELP loans and $19 million for Managed FFELP loans.

Total Loan Net Charge-offs

        The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

  Total on-balance sheet loan net charge-offs

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Private Education Loans	$35	$42	$24	$135	$96
FFELP Loans	1	1	2	4	7
Mortgage and consumer loans	1	1	2	5	6

Total On-balance sheet loan net charge-offs	$37	$44	$28	$144	$109

  Total Managed loan net charge-offs

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Private Education Loans	$36	$42	$27	$137	$102
FFELP Loans	1	1	5	4	19
Mortgage and consumer loans	1	1	2	5	6

Total Managed loan net charge-offs	$38	$44	$34	$146	$127

Other Income

        The following table summarizes the components of other income for our Lending business segment for the quarters ended December 31, 2005, September 30, 2005 and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Late fees	$22	$23	$20	$89	$92
Gains on sales of mortgages and other loan fees	4	6	6	18	22
Losses on investments, net	—	(35)	—	(32)	(23)
Other	12	6	10	35	40

Total other income	$38	$—	$36	$110	$131

        The net losses on investments in the prior quarter primarily relates to the $39 million leveraged lease impairment reserve recorded in the third quarter, for the impairment of an aircraft leased to Northwest Airlines, which declared bankruptcy in September 2005.

        At December 31, 2005, we had investments in leveraged and direct financing leases, net of impairments, totaling $122 million that are the general obligations of American Airlines and Federal Express Corporation. Based on an analysis of the potential losses on certain leveraged leases plus the increase in incremental tax obligations related to the forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining after-tax accounting exposure from our investment in commercial airlines is $56 million at December 31, 2005.

Operating Expenses

        Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses.

        In the fourth quarter of 2004, we recognized a $118 million loss on the repurchase and defeasance of approximately $1.3 billion of GSE debt in connection with the Wind-Down of the GSE.

DEBT MANAGEMENT OPERATIONS ("DMO") BUSINESS SEGMENT

        The following table includes "core earnings" results for our DMO business segment.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Fee income	$99	$93	$76	$360	$300
Collections revenue	48	42	34	167	39

Total revenue	147	135	110	527	339
Operating expenses	83	72	60	283	159

Income before income taxes and minority interest in net earnings of subsidiaries	64	63	50	244	180
Income taxes	23	23	17	91	65

Income before minority interest in net earnings of subsidiaries	41	40	33	153	115
Minority interest in net earnings of subsidiaries	1	1	1	4	1

Net income	$40	$39	$32	$149	$114

DMO Revenue by Product

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004(2)
Purchase paper collections revenue	$48	$42	$34	$167	$39
Contingency:
Contingency—Student loans	63	66	59	258	253
Contingency—Other	27	9	8	55	18

Total contingency	90	75	67	313	271
Other	9	18	9	47	29

Total	$147	$135	$110	$527	$339

USA Funds(1)	$44	$47	$43	$180	$190

% of total DMO revenue	30%	35%	39%	34%	56%

(1)
United Student Aid Funds, Inc. ("USA Funds")

(2)
Includes revenue attributed to AFS for the period from September 16 to December 31.

        On August 31, 2005, we acquired 100 percent of GRP Financial Services ("GRP"), a debt management company that acquires and manages portfolios of sub-performing and non-performing mortgage loans, substantially all of which are secured by one-to-four family residential real estate. In addition, on December 22, 2005, we acquired an additional 12 percent ownership stake in Arrow Financial Services ("AFS"), bringing our ownership to 76 percent.

        The $12 million increase in DMO revenue in the fourth quarter of 2005 over the third quarter of 2005 is due to contingency fee revenue earned from state tax collections included in the "Contingency-Other" line item and to higher purchase paper collections revenue earned by GRP. The $37 million, or 34 percent, increase in DMO revenue for the fourth quarter of 2005 compared to the fourth quarter of 2004 can be attributed to the year-over-year growth in the purchase paper businesses of AFS (acquired in September 2004) and to revenue generated by GRP (acquired in August 2005). Contingency fee revenue increased by $23 million, or 34 percent, to $90 million for the fourth quarter of 2005 versus the year-ago period. The year-over-year growth in contingency fee revenue was primarily driven by the addition of state tax revenue business and by the growth in guaranty agency collections.

Purchase Paper—Non-Mortgage

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004(1)
Face value of purchases	$1,083	$330	$349	$2,830	$426
Purchase price	108	25	15	198	19
% of face value purchased	10.0%	7.5%	4.3%	7.0%	4.5%
Gross Cash Collections ("GCC")	$71	$61	$50	$250	$59
Purchase paper revenue	41	39	34	157	39
% of GCC	58%	64%	68%	63%	66%
Carrying value of purchases	$158	$81	$52	$158	$52

(1)
Includes revenue for AFS for the period from September 16 to December 31.

        The amount of face value purchases in any quarter is a function of a combination of factors including the average age of the portfolio, the type of receivable, and competition in the marketplace. As a result, the percentage of principal purchased will vary from quarter to quarter. The decrease in purchase paper revenue as a percentage of GCC can primarily be attributed to the significant increase in the purchase of new portfolios as revenue recognition generally lacks cash collection in the early stages of servicing a portfolio.

Purchase Paper—Mortgage/Properties

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Face value of purchases	$131	$34	$—	$165	$—
Purchase paper revenue	7	3	—	10	—
Collateral value of purchases	190	42	—	232	—
Purchase price	109	32	—	141	—
% of collateral value	57%	76%	—%	61%	—%
Carrying value of purchases	$298	$238	$—	$298	$—

        The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the collateral. Fluctuations in the purchase price as a percentage of collateral value can be caused by a number of factors including the percentage of second mortgages in the portfolio and the level of private mortgage insurance.

Contingency Inventory

        The following table presents the outstanding inventory of defaulted loans that are currently being serviced through our DMO business.

	December 31, 2005	September 30, 2005	December 31, 2004
Contingency:
Contingency—Student loans	$7,205	$6,985	$6,869
Contingency—Other	2,178	2,106	1,756

Total	$9,383	$9,091	$8,625

Operating Expenses

        Operating expenses for our DMO business segment increased by $11 million, or 15 percent, to $83 million for the three months ended December 31, 2005 versus the prior quarter, primarily due to increased expenses for new state tax collection initiatives, the inclusion of GRP's operating expenses and collection costs associated with a large fourth quarter portfolio purchase. The increases in DMO contingency fee expenses are consistent with the growth in revenue and accounts serviced, as a high percentage of DMO expenses are variable. When compared to the year-ago quarter, operating expenses increased by $23 million or 38 percent. This is due to the items discussed above and the overall growth of the business.

CORPORATE AND OTHER BUSINESS SEGMENT

        The following table includes "core earnings" results for our Corporate and Other business segment.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Fee income	$21	$36	$29	$115	$120
Other income	28	36	31	126	130

Total revenue	49	72	60	241	250
Operating expenses	74	82	86	308	291

Loss before income taxes	(25)	(10)	(26)	(67)	(41)
Income tax benefit	(9)	(4)	(8)	(25)	(15)

Net loss	$(16)	$(6)	$(18)	$(42)	$(26)

Fee and Other Income

        The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004 and for the years ended December 31, 2005 and 2004.

	Quarters ended			Years ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Guarantor servicing fees	$21	$36	$29	$115	$120
Loan servicing fees	8	11	14	44	52
Other	20	25	17	82	78

Total fee and other income	$49	$72	$60	$241	$250

        The reduction in guarantor servicing fees can primarily be attributed to the seasonality of the issuance fee, and to an $8 million reduction in account maintenance fees caused by a cap on payments from the Department of Education to guarantors. This cap is removed by pending legislation that will not go into effect before October 1, 2006, so it will negatively impact guarantor servicing earnings at least through that date.

        USA Funds, the nation's largest guarantee agency, accounted for 79 percent, 79 percent and 86 percent, respectively, of guarantor servicing fees for the quarters ended December 31, 2005, September 30, 2005 and December 31, 2004, and 82 percent and 85 percent, respectively, for the years ended December 31, 2005 and 2004. Also, other income includes 22 percent, 29 percent, and 15 percent, respectively, of revenues earned from USA Funds for the quarters ended December 31, 2005, September 30, 2005, and December 31, 2004.

Operating Expenses

        Operating expenses for our Corporate and Other business segment include costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantee agencies, and general and administrative expenses associated with these businesses. Operating expenses also include unallocated corporate overhead expenses which include centralized headquarters functions such as executive management, accounting and finance, human resources and marketing. Our corporate overhead also includes a portion of information technology expenses related to these functions. The decrease in operating expenses in the fourth quarter of 2005 versus the third quarter can primarily be attributed to seasonally reduced marketing expenses, a third quarter contribution to the Sallie Mae fund, and lower legal expenses.

Treasury Stock Retirement

        In October 2005, the Board of Directors voted to retire 65 million shares of common stock held in treasury, effective in December 2005. Based on an average price of $37.35 per share, this retirement decreased the balance in treasury stock by $2.4 billion, with corresponding decreases of $13 million in common stock and $2.4 billion in retained earnings.

RECENT DEVELOPMENTS

Higher Education Act Reauthorization

        In December, the House and Senate each approved a budget reconciliation bill that included identical language reauthorizing the student loan provisions of the Higher Education Act ("HEA"). Because several provisions of the budget bill (unrelated to student loans) were struck from the Senate version of the bill (for technical reasons) before final Senate passage, the House still needs to vote again on final passage of the bill as amended by the Senate. We expect the House to take this step in early February with no change to the bill's student loan provisions, and for the President to sign the bill and enact it into law shortly thereafter.

        The overall budget bill cuts approximately $40 billion in spending over five years, with more than $12.7 billion coming from student loan programs. The vast majority of the savings are generated by the combination of lenders rebating floor income and a shift to fixed borrower rates. The major student loan provisions of the bill include the following, with effective dates generally July 1, 2006 unless otherwise indicated:

  •
  Borrower rates shift to fixed 6.8 percent for Stafford and 8.5 percent for PLUS; consolidation loans remain as average of underlying loan rates.

  •
  Lenders rebate floor income on new loans.

  •
  Borrower origination fees are gradually reduced to zero in FFELP by 2010, and to one percent in Direct Loan program by 2010.

  •
  Collection of one percent FFELP guaranty fee is mandated for all guarantors, which can be paid on behalf of the borrower by lenders or guarantors.

  •
  Lender reinsurance is reduced to 99 percent with exceptional performer designation for claims filed after July 1, 2006, and 97 percent without designation on loans disbursed after July 1, 2006.

  •
  "Super 2-Step" and in-school consolidation loopholes will be closed as of July 1, 2006.

  •
  Recycling of 9.5 percent loans is prohibited as of date of enactment, and other 9.5 percent reforms enacted in 2004 are made permanent.

  •
  The limitation on SAP for PLUS loans made after January 1, 2000 is repealed.

  •
  Loan limits are increased as of July 1, 2007.

  •
  A moratorium on new schools-as-lender is created after April 1, 2006, and additional requirements are created for schools continuing to participate in this program.

  •
  Graduate students become eligible to take out PLUS loans.

  •
  Compensation for guarantor collections via loan consolidation is reduced from a maximum of 18.5 percent to 10 percent, along with a cap on the proportion of collection via consolidations. Requirements for collections via loan rehabilitations are made somewhat easier.

  •
  New grant programs are available for Pell-eligible students.

        The budget bill does not end the single holder rule affecting loan consolidations, although Congress may do so in the future.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FOURTH QUARTER 2005 (Dollars in millions, except per share amounts)